Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Cardiac Science Corporation:
We consent to the incorporation by reference in the registration statement (No. 333-130182) on Form S-3 and the registration statement (No. 333-128057) on Form S-8 of Cardiac Science Corporation of our report dated March 15, 2010, with respect to the consolidated balance sheets of Cardiac Science Corporation as of December 31, 2009 and 2008, and the related consolidated statements of operations, equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which report appears in the December 31, 2009 annual report on Form 10-K of Cardiac Science Corporation. Our report refers to a change in accounting policy for minority interests as required by Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (included in FASB ASC Topic 810, “Consolidation”), effective as of January 1, 2009.
/s/ KPMG LLP
Seattle, Washington
March 15, 2010